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                                                                     Exhibit 1.3

                             AGREEMENT AND PLAN OF
                                 REORGANIZATION


     This Agreement and Plan of Reorganization (the "Agreement"), dated this __ day of _________, 1989, is entered into by and among Kemper Investors Life Insurance Company ("KILICO"), a stock life insurance company organized under the laws of the State of Illinois, KILICO on behalf of KILICO Variable Separate Account, organized under the insurance laws of the State of Illinois, KILICO Money Market Separate Account ("Money Market Account") KILICO Total Return Separate Account" ("Total Return Account"), KILICO Income Separate Account ("Income Accounts"), KILICO Equity Separate Account ("Equity Account") (collectively, the "Accounts"), all organized under the insurance laws of the State of Illinois, Kemper Investors Fund ("KINF"), a business trust organized under the laws of the Commonwealth of Massachusetts, and Kemper Financial Services, Inc. ("KFS"), a corporation organized under the laws of the State of Delaware.


     WHEREAS, KINF is a series-type mutual fund consisting of the following portfolios: money market, total return, high yield, equity, and government securities (individually and collectively referred to as the "Existing Portfolio(s)"), and is registered with the Securities and Exchange Commission ("SEC") as an open-end, diversified management investment company under the Investment Company Act of 1940 (the "1940 Act");

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     WHEREAS, KFS is the investment adviser and principal underwriter of KINF, and the principal underwriter of KILICO Variable Separate Account and the Accounts;

     WHEREAS, KILICO is the investment adviser of the Accounts;

     WHEREAS, the Money Market Account is registered with the SEC as an open-end, diversified management investment company and invests primarily in high quality short-term money market instruments in seeking to provide maximum current income to the extent consistent with stability of principal;

     WHEREAS, the Total Return Account is registered with the SEC as an open-end, diversified management investment company and invests in a combination of debt securities and common stock in seeking to provide a high total return, through a combination of income and capital appreciation;

     WHEREAS, the Income Account is registered with the SEC as an open-end, diversified management investment company and invests in fixed-income securities in seeking to provide a high level of current income;

     WHEREAS, the Equity Account is registered with the SEC as an open-end, diversified management investment company and normally invests in common stocks and securities convertible into common stocks in seeking to provide maximum appreciation of capital;


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     WHEREAS, KILICO Variable Separate Account is registered with the SEC as an unit investment trust investment company under the 1940 Act and has the following sub-accounts: money market, total return, high yield, equity and government securities;

     WHEREAS, KILICO is the depositor of and currently provides administrative and contract owner recordkeeping services for the Accounts and KILICO Variable Separate Account;

     WHEREAS, the respective Board of Managers (the "Board" or "Boards") of each Account has approved the reorganization of the Accounts into a single unit investment trust with sub-accounts investing in shares of a corresponding portfolio of KINF;

     WHEREAS, the respective Boards have determined that the Money Market Account shall be the continuing unit investment trust separate account (the "KILICO Variable Annuity Separate Account"), that the Total Return, Income and Equity Accounts shall be combined with the Money Market Account and shall continue as sub-accounts of the KILICO Variable Annuity Separate Account ("Sub-Accounts"), and that the separate registrations of the Total Return, Income and Equity Accounts with the SEC shall be withdrawn;

     WHEREAS, the Existing Portfolios currently serve as investment vehicles for KILICO Variable Separate Account funding variable life insurance policies;

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     WHEREAS, the Existing Portfolios of KINF will serve as investment vehicles for the KILICO Variable Annuity Separate Account funding variable annuity contracts;

     WHEREAS, KINF will act as an investment vehicle for KILICO Variable Separate Account and KILICO Variable Annuity Separate Account and may in the future act as an investment vehicle for other separate accounts funding variable annuities, variable life insurance or other insurance products offered by KILICO or other insurance companies;

     WHEREAS, the Board of Directors of KILICO, the Boards of Managers of the Accounts, and the Board of Trustees of KINF have each considered and approved the actions contemplated by this Agreement; and

     WHEREAS, this Agreement is conditioned upon approval of the reorganization contemplated by this Agreement, by majority vote, as defined in the 1940 Act and rules thereunder, of the contract owners in each of the Accounts ("Contract Owner") at meetings called for that purpose, or any adjournments thereof.

     NOW, THEREFORE, in consideration of the mutual promises made herein, the parties hereto agree as follows:

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                                   ARTICLE I
                                  CLOSING DATE

     SECTION 1.01. The reorganization contemplated by this Agreement shall be effective on September 1, 1989 or on such other date as may be mutually agreed upon by all parties to this Agreement (the "Closing Date"). The time of the Closing Date as of which the reorganization is consummated is referred to hereinafter as the "Effective Time."

     SECTION 1.02. The parties agree to use their best efforts to obtain all regulatory and Contract Owner approvals and perform all other acts necessary or desirable to complete the reorganization as of the Closing Date.

                                   ARTICLE II

                          REORGANIZATION TRANSACTIONS

     SECTION 2.01. As of the Effective Time, KILICO, on behalf of the Accounts, will sell, assign and transfer to KINF all of each Account's cash, securities and other investments held or in transit, receivables for investments sold, dividends, interest receivables and any other assets of each Account ("portfolio assets"). The portfolio assets of the Money Market Account will be held as the property of the Money Market portfolio, the portfolio assets of the Total Return Account as the property of the Total Return portfolio, the portfolio assets of the Income Account as the property of the High Yield portfolio, and the portfolio assets of the Equity Account as the property of the Equity portfolio.


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     SECTION 2.02. In exchange for the portfolio assets of each Account, KINF will issue full and fractional shares of its corresponding Existing Portfolio to KILICO, as depositor for the KILICO Variable Annuity Separate Account, and will assume any unsatisfied liabilities incurred by each Account before the Effective Time. The number of shares of the corresponding Existing Portfolio to be issued in the exchange shall be that number which, based upon the relative net asset values per share of each Existing Portfolio, has an aggregate net asset value equal to the portfolio assets minus the liabilities of the respective Account. The value of the portfolio assets less the liabilities of each Account shall be determined as of the close of business on the business day preceding the Closing Date, as determined by the method or methods set forth in the prospectuses and statements of additional information of the Accounts, dated May 1, 1989.

     SECTION 2.03. As of the Effective Time, KILICO shall cause the shares it receives from KINF pursuant to Section 2.02 above to be duly and validly recorded and held on its records as assets of newly-created Sub-Accounts of the KILICO Variable Annuity Separate Account, such that the Contract Owners' interests in the Money Market Sub-Account will then be equivalent to their former interests in the Money Market Account, the Contract Owners' interests in the Total Return Sub-Account will then be equivalent to their former interests in the Total Return Account, the Contract Owners' interests in the High Yield Sub-Account will then be equivalent to their former interests in the Income Account and the Contract Owners' interests in the Equity Sub-Account will then be equivalent to their former interests in the Equity Account. KILICO shall take all action necessary to ensure that such


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interests in the Sub-Accounts, immediately following the Effective Time, are duly and validly recorded on the Contract Owners' account records. The Accounts other than the KILICO Variable Annuity Separate Account shall thereafter file with the SEC applications to deregister under Section 8(f) of the 1940 Act.

     SECTION 2.04. The net asset value per share of the shares of each of the Existing Portfolios shall be determined as of the close of business on the business day preceding the Closing Date, by the method or methods set forth in the prospectus and statement of information of KINF, dated May 1, 1989.

     SECTION 2.05. KINF shares to be issued hereunder shall be issued in open account form by book entry without the issuance of certificates.

     SECTION 2.06. If, at any time after the Closing Date, the Accounts, KINF, KFS or KILICO shall determine that any further conveyance, assignment, documentation or action is necessary or desirable to complete the reorganization contemplated by this Agreement or confirm full title to the assets transferred, the appropriate party or parties shall execute and deliver all such instruments and take all such actions.

     SECTION 2.7. Following the Closing Date, KILICO shall provide administrative and contract owner recordkeeping services to the KILICO Variable Annuity Separate Account, either directly or through other

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entitles, substantially identical to the administrative and contract owner recordkeeping services currently provided by KILICO to the Accounts.

     SECTION 2.8. Following the Closing Date, KILICO shall cease to charge the Accounts for investment advisory services and, with respect to contracts issued prior to the Effective Time, no investment advisory or other expenses shall be charged against the Existing Portfolios of a type or in an amount that could not have been charged against the Accounts had the reorganization not occurred unless such expenses are reimbursed, with respect to such contracts or certificates, by KILICO. The requirement to make such reimbursement shall not apply, however, to any federal income tax payable if KINF fails to qualify as a "regulated investment company" under the applicable provisions of the Internal Revenue Code.


                                  ARTICLE III

                   REPRESENTATIONS, WARRANTIES AND CONDITIONS

     SECTION 3.01. Each Account, KFS, KILICO and KINF, as appropriate, make the following representations and warranties, which shall survive the closing of the reorganization:

     (a) There are no suits, actions or proceedings pending or threatened against any party to this Agreement which, to its knowledge, if adversely determined, would materially and adversely affect its financial condition, the conduct of its business or its ability to carry out its obligations hereunder;

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     (b) There are no investigations or administrative proceedings by the SEC or by any insurance or securities regulatory body of any state territory or the District of Columbia pending against any party to this Agreement which, to its knowledge, would lead to any suit, action or proceeding that would materially and adversely affect its financial condition, the conduct of its business or its ability to carry out its obligations hereunder;

     (c) Should any party to this Agreement become aware, prior to the Effective Time, of any suit, action or proceeding of the types described in paragraphs (a) or (b) above, instituted or commenced against it, such party shall immediately notify and advise all other parties to this Agreement;

     (d) Immediately prior to the Effective Time, KILICO shall have valid and unencumbered title to the portfolio assets of the Accounts, except with respect to those assets for which payment has not yet been made; and

     (e) All information provided by each party concerning itself required in any application, registration statement or other filing with a governmental body to be made by KINF, by KILICO, by KILICO Variable Separate Account, by KFS, by the Accounts or by the KILICO Variable Annuity Separate Account, or any or all of them, in connection with any of the transactions contemplated by this Agreement shall be correct in all material respects and shall not



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         omit any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

     SECTION 3.02. The obligations of the parties hereunder shall be Subject to satisfaction of each of the following conditions:

     (a) The representations and warranties contained herein shall be true as of and at the Effective Time with the same effect as though made at such time, and such parties shall have performed all obligations required by this Agreement to be performed by each of them prior to such time;

     (b) The SEC shall not have issued an unfavorable advisory report under
         Section 25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the reorganization contemplated hereby;

     (c) Each party shall have made available all information concerning itself which may be required in any application, registration statement or other filing with a governmental body to be made by KINF, by KILICO, by KILICO Variable Separate Account, by KFS, by the Accounts or by the KILICO Variable Annuity Separate Account, or any or all of them, in connection with any of the transactions contemplated by this Agreement and has joined in such applications or filings, subject to reasonable approval of its counsel;


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     (d) The appropriate parties shall have received orders from the SEC providing such exemptions and approvals as they and their counsel reasonably deem necessary, including exemptions from or approvals under Sections 17(a) and 17(d) of the 1940 Act and Rule 17d-1 thereunder, and made all necessary filings with and received all necessary approvals from state securities or insurance authorities;

     (e) KILICO Variable Annuity Separate Account shall have filed with the Commission one or more post-effective amendments to their registration statements under the Securities Act of 1933 (the "1933 Act") as are necessary or desirable in connection with the reorganization contemplated by this Agreement; KINF shall have filed one or more post-effective amendments to its registration statement under the 1933 Act as may be necessary or desirable to effect the purposes of the reorganization; and the appropriate parties shall take all action necessary for such filings to become effective as soon as possible following the Closing Date, and no known reason shall exist for such filings not to become effective within a reasonable period;

     (f) At Contract Owners meetings called for such purposes (or any adjournments thereof), a majority in interest, as defined in the 1940 Act and the rules thereunder, of the Contract Owners in each Account shall have voted in favor of approving this Agreement and the reorganization contemplated hereby, and the Contract Owners


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         in the Accounts and the policy owners of the KILICO Variable Separate
         Account shall have voted (by an affirmative vote of more than 50% of the total eligible votes) to direct KILICO to vote, at a shareholders meeting following the Contract Owners' meeting, the KINF shares held by it to:


         (1) ratify the election of the Board of Trustees of KINF;

         (2) ratify the selection of Peat Marwick Main & Co. as KINF's independent accountants for the fiscal year ending December 31, 1989.

     (g) The Board of Trustees of KINF shall have taken the necessary action at a meeting duly called for such purposes to approve this Agreement and adopt it as a valid obligation of KINF and legally binding upon it;

     (h) KILICO and the Accounts shall have received an opinion of counsel to KINF in form and substance reasonably satisfactory to them to the effect that, as of Closing Date:

         (1) KINF has been duly organized, is existing in good standing and is authorized to issue shares of its Existing Portfolios for the purposes contemplated by this Agreement and is duly registered and in good standing as an open-end, management investment company under the 1940 Act;


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         (2) the shares of the Existing Portfolios to be issued pursuant to the terms of this Agreement have been duly authorized and, when issued and delivered as provided herein, will be validly issued, fully paid and non-assessable;

         (3) all actions required to be taken by or on the part of KINF to authorize and carry out this Agreement and effect the reorganization have been duly and properly taken; and

         (4) this Agreement is a valid obligation of KINF and legally binding upon it in accordance with its terms.

     (1) KINF and the Accounts shall have received an opinion from counsel to KILICO (who may be the same as counsel to KINF) in form and substance reasonably satisfactory to them to the effect that, as of the Closing
         Date:

         (1) KILICO, KILICO Variable Separate Account, and the Accounts are validly organized, KILICO is in good standing under the laws of the State of Illinois and all such entities are fully empowered and qualified to carry out their businesses in all jurisdictions where they do so, including to enter into this Agreement and effect the transactions contemplated hereby;


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         (2) all corporate and other proceedings necessary and required to be taken by or on the part of KILICO, KILICO Variable Separate Account, and the Accounts to authorize and carry out this Agreement and to effect the reorganization have been duly and properly taken; and

         (3) this Agreement is a valid obligation of KILICO, KILICO Variable Separate Account and the Accounts and legally binding upon them in accordance with its terms.

     (j) Each party shall have furnished, as reasonably requested by any other party, such other legal opinions, officers' certificates, incumbency certificates, certified copies of board and committee resolutions, good standing certificates, and other closing documentation as may be appropriate for a transaction of this type.

                                   ARTICLE IV

                                     COSTS

     SECTION 4.01. KILICO shall bear all expenses incurred in connection with effecting the reorganization contemplated by this Agreement including, without limitation, any expenses in connection with actions taken pursuant to Section
2.06 herein, preparation and filing of necessary registration statements, proxy statements and applications and amendments on behalf of any and all parties hereto, expenses of KINF and all legal, accounting and data processing services.


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                                   ARTICLE V

                                  TERMINATION

     SECTION 5.01. This Agreement may be terminated and the reorganization abandoned as follows at any time prior to the Effective Time, notwithstanding approvals by Contract Owners .

     (1) by mutual consent of the parties hereto;

     (2) by any of the parties if any condition set forth in Section 3.02 has not been fulfilled by the other parties; or

     (3) by any of the parties if the reorganization does not occur by December 31, 1989 and no subsequent date can be mutually agreed upon.

     SECTION 5.02. At any time prior to the Effective Time, any of the terms or conditions of this Agreement may be waived by the party or parties entitled to the benefit thereof if such waiver will not have a material adverse effect on the interests of Contract Owners.

                                   ARTICLE VI

                                    GENERAL

     SECTION 6.01. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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     SECTION 6.02. A copy of the Declaration of Trust of KINF, as amended, is on file with the Secretary of the Commonwealth of Massachusetts; and notice is hereby given that this Agreement is executed on behalf of the Trustees of KINF as Trustees and not individually and that the obligations of this instrument are not personally binding upon any shareholder of KINF or on any of the Trustees, officers, employees or agents of KINF, but are binding only upon the assets and property of KINF.

     IN WITNESS WHEREOF, as of the day and year first above written, each of the parties has caused this Agreement to be executed on its behalf by its President or a Vice President or Chairman and attested by its Secretary or Assistant Secretary, all thereunto duly authorized.

ATTEST:                             KEMPER INVESTORS LIFE
                                    INSURANCE COMPANY

___________________________         By:____________________________
Title                                  Title



ATTEST:                             KILICO VARIABLE SEPARATE ACCOUNT
                                    By: KEMPER INVESTORS LIFE
                                        INSURANCE COMPANY

___________________________         By:____________________________
Title                                  Title



ATTEST:                             KILICO MONEY MARKET SEPARATE ACCOUNT


___________________________         By:____________________________
Title                                  Title



ATTEST:                             KILICO TOTAL RETURN SEPARATE ACCOUNT


___________________________         By:____________________________
Title                                  Title



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ATTEST:                             KILICO INCOME SEPARATE ACCOUNT


___________________________         By:____________________________
Title                                  Title


ATTEST:                             KILICO EQUITY SEPARATE ACCOUNT



___________________________         By:____________________________
Title                                  Title


ATTEST:                             KEMPER FINANCIAL SERVICES, INC.



___________________________         By:____________________________
Title                                  Title


ATTEST:                             KEMPER INVESTORS FUND



___________________________         By:____________________________
Title                                  Title


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